SECOND AMENDMENT TO
AGREEMENT OF SALE AND PURCHASE

    This Second Amendment to Agreement of Sale and Purchase (this “Amendment”) is made and entered into by and between SANTAL, L.L.C., a Delaware limited liability company (“Seller”) and BERKSHIRE MULTIFAMILY INCOME REALTY-OP, L.P., a Delaware limited partnership (“Purchaser”).

    R E C I T A L S:

A.Seller and BG-QR GP, LLC, a Delaware limited liability company, (the “Original Purchaser”) previously entered into an Agreement of Sale and Purchase dated September 20, 2021 as amended by First Amendment to Agreement of Sale and Purchase dated October 4, 2021 (collectively, the “Original Agreement”), whereby Seller agreed to sell to Original Purchaser, and Original Purchaser agreed to purchase from Seller, certain real property located in Austin, Travis County, Texas, as more particularly described therein. The Original Purchaser assigned the Original Agreement to Purchaser and Purchaser assumed Original Purchaser’s obligations under the Original Agreement in accordance with Assignment and Assumption of Agreement of Sale and Purchase dated November 3, 2021 (the “Assignment”). The Original Agreement, as assigned by the Assignment, is referred to herein as the “Agreement.”

    B.    Seller and Purchaser wish to amend the Agreement as set forth herein.

    A G R E E M E N T:

    NOW, THEREFORE, for and in consideration of the mutual terms, covenants, and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Definitions. All capitalized terms used in this Amendment, to the extent not otherwise expressly defined herein, shall have the same meaning ascribed to such terms in the Agreement.

2.    Repair Credit. At Closing, Seller will provide Purchaser with a repair credit against the Purchase Price in the amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00). Except for any repair obligation of Seller under Section 5.07 of the Agreement for any casualty that occurs on or after the date of this Second Amendment and on or before the Closing Date, Purchaser acknowledges and agrees that Seller will have no obligation to make any repairs or renovations to the Property including any repairs or renovations arising out of or resulting from any casualty event occurring prior to the date of this Second Amendment.
3.     Inspection Period. The Parties hereby agree that this Amendment shall
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serve as Purchaser’s Notice to Proceed pursuant to Section 3.01 of the Agreement.

4.    Master Declaration. Purchaser acknowledges and agrees that the Property is subject to that certain Master Declaration of Covenants, Conditions and Restrictions, Barton Creek Commercial recorded under Document No. 2014185935 of the Official Public Records of Travis County, Texas (as amended and supplemented from time to time, the “Master Declaration”) and that, in accordance with Barton Creek Commercial Supplemental Covenant and Notice of Designation of Unit Budget Share recorded under Document No. 2019150528 of the Official Public Records of Travis County, Texas, the Unit Budget Share (as defined therein) for the Property is capped at no more than 9.45% (herein referred to as the “Unit Budget Share Cap”). Seller hereby agrees to cause the Master Declaration to be amended at or prior to Closing to replace the current Unit Budget Share Cap with an annual cap of Ten Thousand Dollars ($10,000), plus an annual escalator of 1.5% for each successive year after the first full calendar year after the Closing (the “Revised Unit Budget Share Cap”), as more particularly set forth in the form of amendments attached hereto as Exhibit A (the “Master Declaration Amendments”).

5.    Service Contracts.

(a)Seller is a party to that certain Greenfield Development Multiple Dwelling Unit (“MDU”) Access Agreement, dated September 14, 2015, made by and between Google Fiber Inc. and its subsidiaries (“Google Fiber”) and Barton Creek Tecoma I, L.L.C., as predecessor in interest to Seller (the “Fiber Agreement”). Seller hereby agrees that prior to Closing, Seller will obtain and deliver to Purchaser a fully executed amendment to the Fiber Agreement in the form attached hereto as Exhibit B (such amendment, the “Fiber Amendment”).

(b)The Parties hereby agree that this Amendment shall serve as Purchaser’s notice as to Purchaser’s Accepted Service Contracts, which are listed on Exhibit C attached hereto, pursuant to Section 3.07 of the Agreement.

(c)Seller agrees to indemnify and hold Purchaser harmless from any loss, cost, expense or liability incurred by Purchaser under the ATT Agreement to the extent that such loss, cost, expense or liability is due to a breach by Purchaser under the ATT Agreement as a result of Google Fiber exercising its right under the Google Fiber Agreement to market its Services (as defined in the Google Fiber Agreement) to Occupants (as defined in the Google Fiber Agreement) via direct mail, Internet presentation, or other off-Property means as allowed under Article 4 of the Google Fiber
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Agreement. This indemnity obligation will only apply to any breach of the ATT Agreement that accrues during the primary term of the ATT Agreement. For purposes of this paragraph, the term “ATT Agreement” means, collectively, that certain AT&T Connected Communities MDU Exclusive Marketing Contract New Construction Property dated September 28, 2015 and that certain AT&T Connected Communities MDU Exclusive Marketing Contract New Construction Property dated April 20, 2017 and the term “Google Fiber Agreement” means, collectively, that certain Greenfield Multiple Dwelling Unit Access Agreement dated September 14, 2015, as it may be amended by the Fiber Amendment, and that certain Greenfield Multiple Dwelling Unit Access Agreement dated January 22, 2018. Seller’s indemnity obligations under this paragraph is referred to as the “Seller Google Fiber Indemnity Obligations”).

6.    Conditions Precedent Favoring Purchaser. Section 4.01 (b) of the Agreement is hereby amended to include the following additional conditions precedent favoring Purchaser:

“(4) Purchaser’s receipt, and the recordation in the Travis County Records, of the duly executed and acknowledged Master Declaration Amendments.”

“(5) Purchaser’s receipt of the duly executed Fiber Amendment and/or, if applicable, evidence of termination of the Google Agreements.”

7.     Closing Date. The first sentence of Paragraph 4.02 of the Agreement is hereby amended to read as follows:

“This transaction shall close through escrow with the Title Company or as otherwise acceptable to the Parties on or before December 10, 2021.”

    Except as so modified and amended hereby, the Agreement is otherwise unchanged and the parties hereby RATIFY and AFFIRM the same.

    Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or by email as a PDF copy as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in multiple counterparts, all of which, when put together, will constitute one.

[Remainder of Page Blank; Signature Pages Follow]
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EXECUTED the 3rd day of November, 2021.

PURCHASER:

Berkshire Multifamily Income Realty-OP, L.P.,
a Delaware limited partnership

By: Berkshire Multifamily Income Realty Fund OP GP, L.L.C., a Delaware limited liability company

    By: /s/ Mark Munroe
    Name: Mark Munroe
    Title: Vice President

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SELLER:

Santal, L.L.C., a Delaware limited liability company

By:    STRS L.L.C., a Delaware limited liability company,
     Manager

    By:    Stratus Properties Inc., a Delaware
        corporation, Sole Member

        By: /s/ Erin D. Pickens
             Erin D. Pickens,
             Senior Vice President

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LIMITED JOINDER AND GUARANTY
        Stratus Properties Inc., a Delaware corporation, (“Guarantor”) hereby joins in the execution of that certain Second Amendment to Agreement of Sale and Purchase by and between Santal, L.L.C., a Delaware limited liability company, (“Seller”) and BERKSHIRE MULTIFAMILY INCOME REALTY-OP, L.P., a Delaware limited partnership (“Purchaser”) dated November 3, 2021 (the “Second Amendment”; capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement) for the benefit of Purchaser for the purpose of guaranteeing certain indemnity obligations of Seller under the Agreement.
1.    Joinder. Guarantor hereby guaranties the Seller’s performance and payment of the Seller Google Fiber Indemnity Obligations as defined in the Second Amendment, if and to the extent that the Closing occurs.
2.    Representations and Warranties. Guarantor hereby represents and warrants to Purchaser that, on the date hereof:
(a)    Due Formation, Authorization and Enforceability. Guarantor is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, as the case may be. Guarantor has all requisite power and authority to enter into this Limited Joinder and Guaranty, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Limited Joinder and Guaranty and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Guarantor. This Limited Joinder and Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.
(b)    Benefit to Guarantor. Guarantor hereby acknowledges that the Purchaser would not enter into the Second Amendment but for the personal liability undertaken by Guarantor under this Limited Joinder and Guaranty. Guarantor (i) is an Affiliate of Seller and (ii) has received, or will receive, direct and/or indirect benefit from Seller entering into the Second Amendment.
(c)    Solvency. Guarantor is not presently insolvent, and the execution and delivery of this Limited Joinder and Guaranty will not render Guarantor insolvent.
(d)    No Conflicts. Guarantor’s execution, delivery and compliance with, and performance of the terms and provisions of, this Limited Joinder and Guaranty will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Guarantor is a party in its individual capacity, or (iii) violate any Laws relating to Guarantor or its assets or properties.
(e)    Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or
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other Governmental Entity, is required to be obtained or made in connection with the execution, delivery and performance of this Limited Joinder and Guaranty by Guarantor or any of Guarantor’s obligations in connection with the transactions required or contemplated hereby.

(f)    Bankruptcy. Guarantor has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Guarantor’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Guarantor’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Guarantor’s assets, which remains pending.
(g)    Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
3.     Waivers. In connection with this Limited Joinder and Guaranty, Guarantor hereby waives and agrees not to assert or take advantage of the following defenses:
(a)    Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person, or revocation hereof by any Person, or the failure of any Person to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of any other Person;
(b)    Diligence, presentment, notice of acceptance, notice of dishonor, notice of default, notice of presentment, and other suretyship defenses generally;
(c)    Protest and notice of dishonor or of default to Guarantor or to any other Person with respect to the performance of obligations guaranteed under this Limited Joinder and Guaranty;
(d)    Any action required by any statute to be taken against Guarantor;
(e)    The dissolution or termination of the Purchaser or any other entity;
(f)    The voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of the Purchaser or any other entity;
(g)    The voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, the Purchaser or any other entity, or their respective assets; and
(h)    Any amendments, modifications and/or supplements to the Agreement.
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4.    Notices. All notices required, permitted or desired to be given under this Limited Joinder and Guaranty shall be given in accordance with the Agreement, and notices to Guarantor shall be delivered to the address for notice to Seller.
GUARANTOR:
Stratus Properties Inc., a Delaware corporation,

By:    /s/ Erin D. Pickens
Name:    Erin D. Pickens
Title: Senior Vice President

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LIST OF EXHIBITS
TO
Second Amendment to
Agreement of Sale and Purchase
By and Between Santal, L.L.C., as Seller, and
Berkshire Multifamily Income Realty-OP, L.P., as Purchaser

The following list of exhibits is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits to the Securities and Exchange Commission upon request.

Exhibit A – Form of Master Declaration Amendment

Exhibit B – Form of Fiber Agreement

Exhibit C – Accepted Services Contracts